Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659
ATLANTIS PLASTICS ANNOUNCES
FIRST QUARTER 2006 RESULTS
ATLANTA, GA - (April 27, 2006) Atlantis Plastics, Inc. (NASDAQ: ATPL) today announced its operating results for the first quarter ended March 31, 2006. Net sales for the first quarter of 2006 were $109.8 million, compared with $100.4 million for the first quarter of 2005. Operating income of $5.9 million was up 16% in the first quarter of 2006, compared with $5.1 million for the first quarter of 2005. Net income for the first quarter of 2006 was $0.8 million, or $0.09 per diluted share, compared with a net loss of $0.3 million, or ($0.04) per diluted share, for the first quarter of 2005.
Year over year results are not necessarily comparable due to non-recurring expenses incurred in the first quarter of 2005. In the prior year, on March 22, 2005, the Company entered into a new $220 million credit agreement. Borrowings under this agreement were used to repay then existing senior secured debt of $83.9 million, pay a $103.2 million special dividend to shareholders on April 8, 2005, pay $4.4 million to holders of outstanding stock options in exchange for the cancellation of those options on April 8, 2005 and pay related fees and expenses. Net results for the first quarter of 2005 included a $3.8 million non-cash write-off of unamortized deferred financing costs on previously existing senior debt, $0.6 million of cash costs associated with a financing effort that was not consummated, and $0.5 million of non-cash compensation expense relating to the cancellation of stock options. These charges, totaling $3.0 million on an after-tax basis, reduced diluted earnings per share by $0.38 in the first quarter of 2005. Excluding these charges, diluted earnings per share would have been $0.34 for the first quarter of 2005. Net interest expense for the first quarter of 2006 increased $2.9 million, compared with the first quarter of 2005 primarily due to a higher level of debt and, to a lesser extent, an increase in the average interest rate.
In the Company’s Plastic Films segment, net sales increased 4% in the first quarter of 2006, compared with the first quarter of 2005. Plastic Films’ sales volume (measured in pounds) decreased 13% for the quarter, compared with the first quarter of 2005. In the Injection Molding segment, net sales for the quarter ended March 31, 2006 increased 23%, compared with the first quarter of 2005. Net sales for the first quarter of 2006 in the Profile Extrusion segment increased 10%, compared with the first quarter of 2005.
Atlantis’ gross margin and operating margin, as a percent of net sales, for the first quarter of 2006 were 13% and 5%, respectively, compared with 14% and 5%, respectively, for the comparable period in 2005. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first quarter of 2006 were $9.0 million, compared with $7.9 million for the first quarter of 2005. EBITDA for the first quarter of 2005 was negatively impacted by a total of $1.0 million of expenses relating to the Company’s unconsummated financing effort and the cancellation of stock options. Net debt (total debt less cash) at March 31, 2006 was $209.3 million compared with $199.0 million at December 31, 2005.
Selling, general and administrative expenses for the first quarter of 2006 were $8.9 million, compared with $8.7 million for the first quarter of 2005.
Anthony F. Bova, President and Chief Executive Officer, said, “In the first quarter of 2006 we increased net sales by 9%, operating profit by 16% and EBITDA by 14%; however, excluding the impact of the non-recurring charges incurred in 2005, operating profit declined 3% and EBITDA increased 1%. Strong results from our Injection Molded business were partially offset by the under performance of our Profile Extrusion business. In addition, our Plastic Films operating results were negatively impacted by a continuing customer inventory correction that we have been experiencing since the peaking of resin prices in the fourth quarter of 2005.
“In our Plastic Films segment, net sales increased 4% and volume (measured in pounds) decreased 13%, compared with the first quarter of 2005. While our continuing focus on inventory management and margin protection partially mitigated the impact of the volume decline, our gross profit decreased 3% from the level achieved in 2005. With our 2006 order rates running at approximately 80% of the level achieved in the second half of 2005, we expect the inventory correction to continue through most of the second quarter as end-users reduce inventories from the peak levels of the fourth quarter of 2005.
“Our Injection Molding segment realized excellent operating results for the quarter, with strong growth from both our building products lines and our traditional custom injection molded business. For the quarter, net sales increased 23%, gross profit increased 47% and operating profit increased 98%. We believe that our Injection Molding business is well positioned to deliver another year of strong financial results in 2006.
“In our Profile Extrusion business, operating results continue to be negatively impacted by weakness in the RV sector. Also, inefficiencies in manufacturing after the plant consolidation and integration of the LaVanture and Atlantis facilities in Elkhart, Indiana had a negative effect. For the quarter, net sales increased 10%, gross profit decreased 56% and operating profit decreased 104%. These operating results are clearly unacceptable. As a result, a specific operating plan is now in place to return this business to the level of profitability that we have experienced historically.”
Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.
Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs.

The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent in predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for fiscal 2005 filed with the Securities and Exchange Commission.
Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.
Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern time. To participate in the conference call, please call 1-800-270-1153 (Participant code: 28868#).
For more information, please visit www.atlantisstock.com.
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ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Three Months Ended
	March 31,
(in thousands, except per share data)	2006	2005

Net sales	$109,785	$100,421

Cost of sales	95,058	86,113

Gross profit	14,727	14,308

Selling, general and administrative expenses	8,857	8,693
Cost of unconsummated financing	—	555

Operating income	5,870	5,060

Unamortized deferred financing cost write-off	—	(3,794)
Net interest expense	(4,689)	(1,767)
Other expense	30	(16)

Income (loss) before provision for income taxes	1,211	(517)

Provision (benefit) for income taxes	447	(185)

Net income (loss)	$764	$(332)

Basic earnings (loss) per share	$0.09	$(0.04)
Diluted earnings (loss) per share	$0.09	$(0.04)

Weighted average number of shares used in computing earnings (loss) per share:
Basic	8,256	7,925
Diluted	8,256	7,925

Cash dividends declared per common share	$—	$12.50

ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in thousands, except share and per share data)	2006(1)	2005

ASSETS
Cash and cash equivalents	$385	$178
Accounts receivable (net of allowances of $1,701 and $1,835)	58,898	57,075
Inventories, net	40,348	41,667
Other current assets	7,163	7,513
Deferred income tax assets	3,725	3,694

Total current assets	110,519	110,127

Property and equipment, net	69,945	69,208
Goodwill, net of accumulated amortization	51,351	51,351
Other assets	8,919	8,226

Total assets	$240,734	$238,912

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Accounts payable and accrued expenses	37,629	47,944
Current maturities of long-term debt	1,719	1,970
Other current liabilities	356	356

Total current liabilities	39,704	50,270

Long-term debt	207,920	197,195
Deferred income tax liabilities	10,963	10,628
Other liabilities	648	702

Total liabilities	259,235	258,795

Commitments and contingencies	—	—

Shareholders’ deficit:
Class A Common Stock, $.0001 par value in 2006 and 2005, 20,000,000 shares authorized, 6,113,158 shares issued and outstanding in 2006 and 2005	1	1
Class B Common Stock, $.0001 par value in 2006 and 2005, 7,000,000 shares authorized, 2,142,665 shares issued and outstanding in 2006 and 2005	—	—
Additional paid-in capital	80	—
Accumulated other comprehensive income (net of income taxes of $1,144 and $862)	2,190	1,652
Accumulated deficit	(20,772)	(21,536)

Total shareholders’ deficit	(18,501)	(19,883)

Total liabilities and shareholders’ deficit	$240,734	$238,912

(1) Unaudited

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
(in thousands) (Unaudited)	2006	2005

Operating Activities:
Net income (loss)	$764	$(332)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation	3,110	2,884
Loan fee and other amortization and unamortized financing cost write-off	228	3,998
Share-based compensation expense	80	461
Interest receivable from shareholder loans	—	(5)
Gain on disposal of assets	—	(8)
Deferred income taxes	22	(37)
Change in operating assets and liabilities:
Accounts receivable, net	(1,823)	(5,550)
Inventories, net	1,319	2,520
Other current assets	350	(5,210)
Accounts payable and accrued expenses	(10,315)	(264)
Other assets and liabilities	(64)	(226)

Net cash used for operating activities	(6,329)	(1,769)

Investing Activities:
Capital expenditures	(3,837)	(2,946)
Proceeds from asset dispositions	—	38

Net cash used for investing activities	(3,837)	(2,908)

Financing Activities:
Net borrowings (repayments) under revolving credit facility	10,600	(17,158)
Proceeds under new credit agreement	—	195,000
Repayments under old term loans	—	(70,587)
Financing costs associated with new credit agreement	(101)	(5,785)
Repayments on bonds	(126)	—
Proceeds from exercise of stock options	—	2,522
Income tax benefit from employee stock options	—	3,718
Repayments on notes receivable from shareholders	—	457

Net cash provided by financing activities	10,373	108,167

Net increase in cash and cash equivalents	207	103,490
Cash and cash equivalents at beginning of period	178	51

Cash and cash equivalents at end of period	$385	$103,541

Supplemental disclosure of non-cash activities:
Non-cash increase (reduction) of accounts receivable and accounts payable in connection with supplier agreements	$20	$(821)

ATLANTIS PLASTICS, INC.
SEGMENT/TREND INFORMATION

	2006	2005
(In millions)	Q1	Year	Q4	Q3	Q2	Q1

PLASTIC FILMS VOLUME (pounds)	60.1	284.0	74.0	75.3	65.8	68.9

NET SALES
Plastic Films	$68.1	$272.9	$78.8	$66.0	$62.4	$65.7
Injection Molding	32.2	116.1	27.9	32.0	30.1	26.1
Profile Extrusion	9.5	35.3	9.0	8.6	9.1	8.6

Total	$109.8	$424.3	$115.7	$106.6	$101.6	$100.4

GROSS MARGIN
Plastic Films	13%	15%	15%	15%	15%	14%
Injection Molding	16%	16%	16%	16%	17%	13%
Profile Extrusion	8%	19%	18%	16%	20%	20%

Total	13%	15%	16%	15%	16%	14%

OPERATING MARGIN
Plastic Films	5%	6%	7%	6%	6%	4%
Injection Molding	8%	8%	10%	9%	10%	5%
Profile Extrusion	0%	8%	5%	6%	10%	11%

Total	5%	7%	8%	7%	8%	5%
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA(1)

	2006	2005
(In millions)	Q1	Year	Q4	Q3	Q2	Q1

Net income (loss)	$0.8	$6.7	$2.6	$2.0	$2.4	$(0.3)
Net interest expense	4.7	15.0	4.7	4.5	4.1	1.7
Unamortized deferred financing cost write-off (2)	—	3.8	—	—	—	3.8
Provision (benefit) for income taxes	0.4	3.6	1.5	1.0	1.3	(0.2)
Depreciation and amortization	3.1	12.1	3.4	2.9	2.9	2.9

EBITDA	$9.0	$41.2	$12.2	$10.4	$10.7	$7.9

(1)	EBITDA as presented is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure and has material limitations resulting from the exclusion of certain financial statement items when used as a financial measure, in particular because it does not include interest, taxes, depreciation and amortization. However, the Company believes EBITDA is a useful financial metric used by investors to assess financial operating performance, and in addition, some of the Company’s debt covenant calculations and incentive target calculations include EBITDA.

(2)	Unamortized deferred financing cost write-off is a component of interest expense and has been shown separately for informational purposes.